EXHIBIT 10.43

                           CHANGE IN CONTROL AGREEMENT



         THIS CHANGE IN CONTROL AGREEMENT, dated ________________, 1999, is made by and between Gardenburger, Inc., an Oregon corporation (the "Company"), and XXXX XXXXX (the "Executive").

         WHEREAS, the Board of Directors of the Company considers it essential to the best interests of the Company to foster the continued employment of key management personnel; and

         WHEREAS, the Board recognizes that, as is the case with many publicly-held corporations, the possibility of a Change in Control (as defined below) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and

         WHEREAS, the Board has determined at its meeting of July 13, 1999, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Term of Agreement. This agreement shall commence on the date hereof and shall continue in effect through December 31, 2001; provided however, that commencing on January 1, 2002, and each January 1 thereafter, the term of this agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company or the Executive shall have given notice not to extend this Agreement or a Change in Control shall have occurred prior to such January 1; and further provided, however, that if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the date on which such Change in Control occurred. This Agreement shall automatically terminate twenty-four months after a Change in Control unless expressly extended by the Board of Directors of the Company.

2. Nature of the Agreement. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the conditions described herein, to pay the Executive the severance payments and benefits described herein. EXCEPT AS PROVIDED IN SECTION 6 HEREOF, NO AMOUNT OR BENEFIT SHALL BE PAYABLE UNDER THIS AGREEMENT UNLESS EXECUTIVE IS EMPLOYED BY THE COMPANY IMMEDIATELY PRIOR TO THE CHANGE IN CONTROL AND THERE SHALL HAVE BEEN A TERMINATION OF THE EXECUTIVE'S EMPLOYMENT WITH THE COMPANY FOLLOWING THE CHANGE

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IN CONTROL AND DURING THE TERM OF THIS AGREEMENT. The sole exception to this rule is that benefits will be payable prior to a Change in Control if Executive has been terminated by the Company at the request of a third party who has taken substantial steps reasonably calculated to effect a Change in Control. Hence, except in the limited circumstance set forth above, if a termination of Executive's employment occurs prior to a Change in Control, then no severance and/or other benefits shall be payable to Executive by the Company under this Agreement.

3. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Section 3 are satisfied; or

         (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 75% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or

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indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

         (d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, (A) more than 75% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

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         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control. A Management Change in Control shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise).

4. Termination. The Executive's employment with the Company may be terminated under the following circumstances:

         (a) Death or Disability. The Executive's employment with the Company shall terminate upon Executive's death or the occurrence of a disability that renders him/her unable to perform the essential functions of his/her job with or without reasonable accommodation.

         (b) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment with the Company upon the
Executive's:

                  (i)      conviction for the commission of a felony; 1

                  (ii) failure to substantially perform his duties hereunder after written warning (Executive shall have at least thirty (30) days after receipt of first written warning to correct such deficiency or deficiencies) ;

                  (iii) intentional or grossly negligent conduct that is demonstrably and significantly injurious to the Company or its affiliates;

                  (iv) self-dealing or diversion of a corporate opportunity to the detriment of the Company; or

                  (v) violation of a key Company policy (including, but not limited to, acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours); provided that, termination will not be deemed to have been for "Cause" unless and until a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors at a meeting called and held for that purpose (after reasonable notice to Executive and opportunity for Executive, together with counsel, to be heard by the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause as defined above and specifying the particulars for such finding in detail, has been delivered to Executive. The parties agree that the provisions for a Board resolution and the process called for by this paragraph do not

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1 In the event of Executive's arrest or indictment on felony charges, payments of severance and other benefits under this Agreement shall be withheld until guilt or innocence is determined. For the purposes of this Agreement, Executive's pleading of no lo contendre to a felony charge shall be considered a conviction.

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require a delay of Executive's termination; instead, the general purpose of such process is to determine whether any involuntary termination is with or without Cause and/or if reinstatement is warranted.

         (c) Without Cause. Either the Executive or the Company may terminate Executive's employment with the Company immediately without cause and without prior notice.

         (d) Good Reason. The Executive may terminate his employment with the Company for Good Reason. Good Reason shall mean the occurrence, after a Change in Control and during the term of this Agreement, (without the Executive's written consent) of any one of the following acts by the Company, or failures by the Company to act:

                  (i) the assignment to the Executive of any duties inconsistent with Executive's status as Vice President, _____________________, or a substantial adverse alteration in the nature or status of Executive's responsibilities; or

                  (ii) any reduction by the Company in the Executive's annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time; or

                  (iii) the failure by the Company to pay to Executive any portion of Executive's current salary or incentive compensation, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; or

                  (iv) (a) the failure by the Company to continue in effect any on-going compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including but not limited to, as applicable, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus, retention bonus and other plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (b) the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the Change in Control; or

                  (v) (a) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's retirement savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control, (b) the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material perquisite or material fringe benefit enjoyed by the Executive immediately prior to the Change in Control, provided that no substantially similar fringe benefit or perquisite has been

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provided, or (c) the failure by the Company to provide the Executive with at least the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the provisions of the original employment offer, or the Company's normal vacation policy in effect immediately prior to the Change in Control, whichever is more favorable to the Executive; or

                  (vi) the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment as of the date hereof or the Company's requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control.

                  Notwithstanding the foregoing, no event shall constitute "Good Reason" unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive. Moreover, unless Executive shall have notified the Company of the conduct allegedly constituting Good Reason within six months of the first occurrence of such conduct, then Executive shall have waived his/her right to claim that such conduct constitutes "Good Reason" under this Agreement.

5.       Termination Procedure.

         (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination due to the death of the Executive) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific provision in this Agreement relied upon and, if applicable, shall identify in reasonable detail the reason for termination of the Executive's employment under the provision so indicated.

         (b) Date of Termination. "Date of Termination" shall mean: (i) if the Executive's employment is terminated by his or her death, the date of his or her death, or (ii) if the Executive's employment is terminated pursuant to any other reason or Section of this Agreement, the date of termination shall be the date that Notice of Termination is issued.

6.       Compensation Upon Termination.

         (a) Termination Due to Death or Disability. If Executive's employment is terminated under Section 4(a), except as provided in Section 6(d) below, the Company shall have no further obligations to Executive under this Agreement.

         (b) Termination by Company without Cause or by Executive for Good Reason. Upon termination of Executive's employment after a Change in Control and

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during the term of this Agreement by the Company without Cause or by Executive for Good Reason hereunder,2 then, in lieu of any further salary, bonus, or other incentive payments for periods subsequent to the Date of Termination (with the sole exception of any retention bonus due in the future) and in lieu of any severance benefit otherwise payable to the Executive:

                  (i) Salary. The Company shall pay to the Executive a lump sum cash severance payment, within thirty (30) days of the Date of Termination, equal to one and one-half (1 1/2) times the higher of the Executive's annual base salary as of the Date of Termination or the Executive's annual base salary in effect immediately prior to the Change in Control.

                  (ii) Bonuses and Incentives. The Company shall pay to the Executive a lump sum in cash, within thirty (30) days of the Date of Termination, equal to one and one-half (1 1/2) times the higher of the Executive's annual target incentive bonus in effect as of the Date of Termination or the date immediately prior to the Change in Control as if such annual target incentives had been achieved.

                  (iii) Health and Life Insurance Coverage. During a period of eighteen (18) months (the "Severance Period") the Company shall pay for Executive's life, accident and health insurance benefits ("Welfare Benefits") substantially similar in all material respects to those which the Executive is receiving immediately prior to the Date of Termination (without giving effect to any adverse amendment to, or elimination of, such benefits made after a Change in Control). Any eligible dependent coverage Executive had as of the Date of Termination will continue for such period on the same terms, to the extent permitted by the applicable policies or contracts. If the terms of any benefit plan referred to in this Section 6(b)(iii) do not permit continued participation by Executive or the benefits are not substantially similar in all material respects the Company, if possible, will arrange for other coverage at its expense providing substantially similar benefits. The coverage provided for in this Section shall be applied against and reduces the period for which COBRA benefits will be provided. If the Executive receives Welfare Benefits from another source during the Severance Period, then the Company's obligation to continue Welfare Benefits at the Company's expense will cease. The Executive agrees to promptly report to the Company if he receives any Welfare Benefits during the Severance Period.

          (c) Termination by the Company for Cause or by Executive Other than for Good Reason. If the Executive's employment shall be terminated after a Change in Control and during the term of this Agreement by the Company for Cause or by the Executive other than for Good Reason, then, subject to Section 6(d) below, the Company shall have no obligations to Executive under this Agreement.

-------------------------
2 As provided in Section 2, this section 6(b) shall also apply in the event Executive is terminated prior to a Change in Control at the request of a third party who has taken substantial steps reasonably calculated to effect a Change in Control.

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         (d) Additional Payments. Following any termination of the Executive's employment following the Change in Control and during the term of this Agreement, (i) the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, if such payments are due on or before the Date of Termination, (ii) within ten (10) days of the Date of Termination, the Company shall pay the Executive, or his legal representatives or estate, as applicable, the Executive's full salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all compensation and benefits normally payable to the Executive at Termination under the ordinary terms of the Company's compensation and benefit plans, programs or arrangements and (iii) the Company shall pay to the Executive the Executive's legally required post-termination compensation and benefits as such payments become due (such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement savings, insurance and other compensation and benefit plans, programs and arrangements).

7.       Adjustment of Benefits.

         (a) Maximization of Amount. Notwithstanding anything in this Agreement to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to Executive (referred to hereinafter as "Tax Counsel"), any portion of the compensation and benefits payable, or to be provided, to Executive by the Company under this Agreement, any other agreement between Executive and the Company, or any plan or policy of the Company, are to be treated as an Excess Parachute Payment subject in whole or in part to the excise tax imposed under Internal Revenue Code
Section 4999 (the "Excise Tax"), then the Company shall direct Tax Counsel to determine and compare Executive's net after-tax income under each of the following assumptions: (i) all of the compensation and benefits payable by the Company under all such arrangements are paid to Executive ("Full Severance") and Executive pays all applicable federal, state and local taxes, including, without limitation, the Excise Tax; or (ii) the total amount of the compensation and benefits payable by the Company under all such arrangements is reduced ("Reduced Severance") such that no Excess Parachute Payment results and the Excise Tax is not triggered but otherwise Executive pays all applicable federal, state and local taxes. If Tax Counsel's determination shows that payment to Executive of Full Severance provides Executive with higher net after-tax income, then the Full Severance shall be payable to Executive. If Tax Counsel's determination shows that Reduced Severance provides Executive with higher net after-tax income, the Reduced Severance shall be payable to Executive. In all cases, the parties agree that Executive shall bear the cost of the Excise Tax, if any, and all applicable federal, state, and local taxes (including penalties and interest). If a Full Severance is paid, Tax Counsel shall provide Executive with a written summary showing the amount of the Excess Parachute Payment and the estimated Excise Tax to be paid. If a Reduced Severance is paid, Tax Counsel shall provide to Executive a written opinion that the total amount of payments made to Executive do not comprise an Excess Parachute Payment and that no Excise Tax is due.

         (b) Reduction of Amount. In the event that the amount of any Severance Payments which would be payable to or for the benefit of Executive under this Agreement are reduced to comply with this Section, the Company and Executive jointly shall decide which Severance Payments are to be reduced; provided, however, the Company shall not unreasonably deny the requests and preferences of Executive in making this determination.

         (c) Cooperation of Parties. This Section 7 shall be interpreted so as to maximize the net after-tax dollar value to Executive. In determining whether any Excess Parachute Payment exists and the most advantageous outcome for Executive, the parties shall take into account all provisions of Internal Revenue Code Section 280G and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation pursuant to Internal Revenue Code Section 280G(b)(4) and amounts paid under qualified plans pursuant to Internal Revenue Code Section 280G(b)(6). Both the Company and Executive shall cooperate fully with Tax Counsel and provide Tax Counsel with all compensation and benefit amounts, personal tax information and other information necessary or helpful in calculating such net after-tax amounts. The parties agree that all fees and expenses of Tax Counsel shall be borne solely by the Company. If Executive disputes Tax Counsel's calculations, the dispute shall be resolved in accordance with Section 7(f) below. In connection with any Internal Revenue Service examination, audit or other inquiry related to the payment of Severance Payments, the calculation of an Excess Parachute Payment, or the amount or existence of any related tax liability (including income tax and Excise Tax), the Company and Executive agree to cooperate in providing evidence to the Internal Revenue Service (and, if applicable, to state revenue departments). Furthermore, if in the context of a tax exam, audit, or proceeding the Company plans to contest the amount or existence of an Excess Parachute Payment or the applicable Excise Tax, the Company shall promptly notify Executive in writing and Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all legal and administrative costs incurred in connection with such contest.

         (d) Correction of Determination. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding, or pursuant to an opinion of Tax Counsel, that, notwithstanding the good faith of the Company and Executive in applying the terms of this Section 7, either (i) all or a portion of the amounts paid to Executive unintentionally constituted an Excess Parachute Payment and triggered the Excise Tax, although the payments to Executive were reduced in an effort to avoid such result; or (ii) the amount paid to Executive was reduced by more than was necessary to avoid triggering the

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Excise Tax, then the parties shall make the applicable correction that will achieve the goal described in Section 7(c) hereof. In the event the error referred to in clause (i) hereof occurs, Executive shall repay to the Company, within ten (10) days after the error is discovered, the amount necessary to avoid the Excise Tax; provided, however, that if Executive, based on advice from Tax Counsel and Executive's own tax advisor, determines that the return of such amounts will not serve to eliminate the Excess Parachute Payment and the Excise Tax, the Company shall then be obligated to pay to Executive, within ten (10) days after Executive notifies the Company of Executive's determination, the total amount by which the original amount of Executive's compensation and benefits were reduced pursuant to the terms of Section 7(a) and (b) hereof. In the event the error referred to in clause (ii) occurs, the Company shall pay to Executive, within ten (10) days after the error is discovered, the maximum amount of the compensation and benefits that were reduced pursuant to the terms of Section 7(a) and (b) hereof that Executive may receive without triggering the Excise Tax.

8.       Miscellaneous.

         (a) Notices. All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (i) upon actual receipt if delivered in person or by facsimile transmission with confirmation of transmission, (ii) upon the earlier of actual receipt or the expiration of two (2) business days after sending by express courier (such as U.P.S. or Federal Express), and (iii) upon the earlier of actual receipt or the expiration of seven (7) business days after mailing if sent by registered or certified mail, postage prepaid, to the parties at the following addresses:

                  To the Company:   Gardenburger, Inc.
                                    1411 SW Morrison St., Suite 400
                                    Portland, OR  97205
                                    Fax Number: 503-205-1595
                                    Attn: Chief Executive Officer

                  With a Copy to:   Gardenburger, Inc.
                                    1411 SW Morrison St., Suite 400
                                    Portland, OR  97205
                                    Fax Number: 503-205-1576
                                    Attn: Vice President, Human Resources

                  To Executive:     XXXX XXXXX
                                    At the last address and fax number
                                    Shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

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         (b) Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, or by any beneficiary or any other person, or be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive's beneficiary or any other person. Notwithstanding the foregoing, any person or business succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor.

         (c) No Obligation to Fund. The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (i) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding; or (ii) the Company (or its successor) in its sole discretion elects in whole or in part to fund the Company's obligations under this Agreement pursuant to a trust arrangement or otherwise.

         (d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon, except to the extent otherwise expressly provided in this Agreement.

         (e) Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board of Directors and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction. In the event either party incurs legal fees and other expenses with relation to an action seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the non-prevailing party shall promptly pay the prevailing party's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator(s). Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided, however, that the fee for the arbitrator(s) shall be shared equally.

         (f) Consulting and Subsequent Employment. Nothing in this Agreement shall preclude the Company or its successors from employing Executive in a consulting or regular employment capacity following termination of employment under the conditions of this Agreement.

         (g) Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

         (h) Severability. If any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provisions hereof.

         (i) Other Benefits. Except as set forth in Section 6(b), nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive's rights, under any other benefit plan, program or agreement to which Executive is a party.

         (j) Entire Agreement. This document is the entire, final, and complete agreement and understanding of the parties with respect to the topics discussed herein and, if this Agreement directly conflicts with any other written and oral agreements made or executed by and between the parties or their representatives, this Agreement shall supersede all such agreements.


9. Release of Claims. As a precondition to receipt of the severance and other benefits provided in Section 6(b) of this Agreement, Executive acknowledges and understands that he or she must sign a Waiver and Release of Claims Agreement. Such Agreement shall be substantially similar to the Agreement attached as Exhibit A. Executive understands that he/she will not be entitled to receive any payments until he/she executes and delivers the Waiver and Release of Claims Agreement, and the revocation period set forth in the Waiver and Release of Claims Agreement has run.

10. Non-Competition. Executive understands that a desire for an amicable long-term relationship between Company and Executive, even after the termination of Executive's employment, is an important aspect of the Company's entering into this Agreement. Therefore, as a precondition of receipt of any benefits under
Section 6(b) of this Agreement, Executive agrees that within fifteen (15) days after the termination of his/her employment with the Company, he/she will execute the Non-Competition Agreement attached to this Agreement as Attachment
B. He/She acknowledges that the Non-Competition Agreement will be entered into by both parties after his/her employment with the Company is concluded. Executive shall not be entitled to receive any benefits under this Agreement until he/she has executed and returned such Non-Competition Agreement to the Company without alteration.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has set his or her hand, as of the date first written above.

XXXX XXXXX                           GARDENBURGER, INC.


________________________________      By:______________________________________

Date:___________________________      Title:___________________________________

                                      Date:____________________________________